EXHIBIT 5.1

February 28, 2006

Check Point Software Technologies Ltd.
3A Jabotinsky Street
Ramat Gan 52520
Israel

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Check Point Software Technologies Ltd. (the “Company”) under the Securities Act of 1933, as amended, with respect to the 50,000,000 Ordinary Shares, nominal value 0.01 New Israeli Shekels per share (the “Ordinary Shares”), of the Company available for issuance under the 2005 Israel Equity Incentive Plan and the 2005 United States Equity Incentive Plan (the “Plans”).

        As counsel to the Company, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that, when such Ordinary Shares have been issued and sold pursuant to the applicable provisions of such Plans and in accordance with the Registration Statement, such Ordinary Shares will be legally and validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to Israeli law, and we not express any opinion as to the laws of any other jurisdiction.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Naschitz, Brandes & Co.

Naschitz, Brandes & Co.